UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – August 31, 2018

MID PENN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13677	25-1666413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

349 Union Street Millersburg, Pennsylvania		17061
(Address of principal executive offices)		(Zip code)

1.866.642.7736

(Registrant’s telephone number including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supplemental Executive Retirement Plan Agreements

On August 31, 2018, Mid Penn Bank (the “Bank”), the wholly owned subsidiary of Mid Penn Bancorp, Inc. (the “Company”), entered into supplemental executive retirement plan agreements (“SERPs”) with the following named executive officers: Rory G. Ritrievi, President and Chief Executive Officer, Michael D. Peduzzi, Executive Vice President and Chief Financial Officer, Scott W. Micklewright, Executive Vice President and Chief Lending Officer of the Bank, and Justin T. Webb, Executive Vice President and Chief Risk Officer of the Bank (each, an “Executive” and, collectively, the “Executives”).

Each SERP provides for the monthly payment of a fixed cash benefit over a period of fifteen (15) years, commencing on the first day of the month following the Executive’s separation from service: (i) occurring on or after reaching normal retirement age (age 70); (ii) due to disability; (iii) due to death; or (iv) within two (2) years following a change in control of the Bank. One-half of the benefit vests on January 1, 2022, with an additional 10% vesting each January 1 thereafter until fully vested on January 1, 2027. Any unvested portion of the benefit fully vests upon a change in control of the Bank. The terms of the SERPs are identical for each Executive, except for the amount of the annual benefit, which is as follows: Mr. Ritrievi - $125,000; Mr. Peduzzi - $90,000; and Messrs. Micklewright and Webb - $80,000. The Board of Directors of the Bank reserves the right to increase the amount of the benefit from time to time, in its discretion.

The SERP also provides that, in the event that the payments to be received by the Executive, when taken together with payments and benefits payable to or on behalf of the Executive under any other plans, contracts or arrangements, will be subject to excise tax under Internal Revenue Code Section 4999, the Executive shall receive an additional payment in an amount equal to such excise tax actually paid by the Executive, without regard to any additional tax, interest or penalty payable by the Executive on that additional amount (the “Limited Gross Up Payment”).

The SERP also contains non-competition and non-solicitation covenants substantially similar to those contained in the employment agreement to which Mr. Ritrievi is currently a party (the “Employment Agreement”) and the change in control agreement to which each of the other Executives is a party (the “Change in Control Agreement”). A violation of such covenants, except in limited circumstances, would result in the forfeiture of any unpaid benefits to the Executive.

The foregoing summary of the SERP agreements is not complete and is qualified in its entirety by reference to the full text of such SERP agreements, the form of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Amendment to Employment Agreement and Change in Control Severance Agreements

In order to ensure consistency among the compensatory agreements to which each Executive is a party, on August 31, 2018, the Company, Bank and Mr. Ritrievi entered into an amendment to his Employment Agreement, and the Bank and each other Executive entered into an amendment to his Change in Control Agreement, solely to provide for the same Limited Gross Up as that contained in the SERP. All other terms of the Employment Agreement and Change in Control Agreement remain unchanged.

The foregoing summary of the amendment to the Employment Agreement and the amendment to the Change in Control Agreement is not complete and is qualified in its entirety by reference to the full text of such amendments, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Supplemental Executive Retirement Plan Agreement.

10.2	Amendment No. 1 to Employment Agreement, dated August 31, 2018, among Mid Penn Bancorp, Inc., Mid Penn Bank and Rory G. Ritrievi.

10.3	Form of Amendment No. 1 to Change in Control Severance Agreement of Messrs. Micklewright, Peduzzi and Webb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC.

Date: September 5, 2018	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer